PRESS RELEASE

Staunton, Virginia-- September 12, 2008.  Community Financial Corporation (Nasdaq Global Market, CFFC) announced today that, in view of the recent Federal conservatorship of Freddie Mac and Fannie Mae and the related restrictions on its outstanding preferred stock (including the elimination of dividends), the Company intends to record an other than temporary impairment (“OTTI”) non-cash charge with respect to the Freddie Mac and Fannie Mae preferred stock it owns.  The carrying value of the Company’s Freddie Mac and Fannie Mae preferred stock as of June 30, 2008 was approximately $11.75 million.  The OTTI charge will be determined as of September 30, 2008, based on the value of the preferred stock at that date.  As of September 11, 2008, the value of the preferred stock was $720,000.  This value may change materially as of September 30, 2008.  No tax benefit is expected to be realized as a result of this non-cash charge.

As a result of this non-cash charge, the Company will fall below the threshold needed to be considered “well capitalized.”  This change in capital category will cause the Company to be out of compliance with certain loan covenants on a $5 million line of credit it has outstanding with a commercial bank, of which $1.5 million has been drawn down.

In light of the reduction in the Company’s capital position to less than “well capitalized,” the Board of Directors has voted to suspend the Company’s quarterly cash dividend.

Doug Richard, President and CEO of the Company, stated:  “While we are extremely disappointed in this result, we remain a well run community bank with strong core earnings and very low non-performing assets.  We are confident in our ability to return to well capitalized status.”

This report contains certain forward looking statements about the Company’s securities activities.  Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They also include words such as “believe,” “expect,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors could cause actual results to differ materially from expected results, including changes in the general economic conditions (such as interest rates, the relationship of long-term and short-term interest rates to each other, employment levels, real estate values, liquidity in the mortgage and mortgage-backed securities market, legislative and regulatory changes, developments with respect to the Freddie Mac and Fannie Mae conservatorship, changes in the Company’s and Freddie Mac and Fannie Mae’s business operations and the results thereof and changes in the securities markets.  The Company does not intend to update this Report and expressly disclaims any obligation to do so.